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                                                                   Exhibit 10.10





                                  OSI Holdings Corp.
                               c/o McCown De Leeuw & Co
                                 101 East 52nd Street
                              New York, New York  10022



                                                                January 12, 1996



Mr. Allen M. Capsuto
2224 Prince John Blvd.
Mississauga, Ontario L5K 2E9

Dear Allen:

          This letter outlines the terms of your employment as the Senior Vice President-Finance and Chief Financial Officer of OSI Holdings Corp. (the "Company").

          1. EMPLOYMENT. The Company hereby agrees to employ Allen M. Capsuto (the "Executive"), and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

          2. TERM. The employment of the Executive by the Company as provided in Section 1 will commence on January 22, 1996 (the "Effective Date"), and shall expire on the second anniversary of the Effective Date (the "Term") unless otherwise terminated pursuant to the provisions of this Agreement.

          3. COMPENSATION AND RELATED MATTERS. As compensation and consideration for the performance by the Executive of the Executive's duties and responsibilities pursuant to this Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance the amounts and benefits set forth below.


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               (a)  SALARY.  During the term of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary at a rate of $200,000 commencing on the Effective Date or such higher rate as may from time to time be determined by the Chief Executive Officer of the Company and the Board of Directors of the Company (the "Board"), such salary to be paid in substantially equal installments no less frequently than monthly. The Company agrees to review this salary on an annual basis and may increase the amount thereof from time to time in its sole discretion but it shall not decrease such salary (including any increases) during the term of this Agreement. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company.

               (b) BONUS. The Company agrees to pay the Executive a one-time lump sum starting bonus of $75,000 within 10 days of the Effective Date. In addition, during the term of the Executive's employment hereunder, the Executive shall be entitled to receive a guaranteed annual bonus of $100,000 for the 1996 fiscal year and for 1997 an amount equal to 50% of the Executive's then annual base salary (the "Target Bonus") provided that certain qualitative and quantitative targets (the "Base Targets") to be mutually agreed upon by the Board and senior management of the Company prior to the beginning of 1997 are achieved. In the event such Base Targets are not achieved, the Executive shall be entitled to receive (a) 80% of the Target Bonus if at least 90% but not more than 94.9% of the Base Target is achieved, (b) 90% of the Target Bonus if at least 95% but not more than 97.4% of the Base Target is achieved and (c) 95% of the Target Bonus if at least 97.5% but not more than 99.9% of the Base Target is achieved. Such annual bonuses shall be paid as soon as practical following the end of each fiscal year.

               (c) EXPENSES. During the term of the Executive's employment hereunder, the Executive shall be reimbursed for all out-of-pocket business expenses incurred by the Executive in fulfilling the Executive's duties and responsibilities hereunder, which are incurred and accounted for in accordance with the policies and procedures established by the Company.

               (d) OTHER BENEFITS. The Company and the Executive acknowledge that the Company is in the process of establishing an executive benefit program for senior executives (the "Benefit Program") and that when such Benefit Program is implemented, the Executive shall be entitled to participate in and receive benefits thereunder. The Benefit Program will provide, among other things, long and short-term disability benefits customary for an employee with the position and compensation of the Executive. Until such Benefit Program is implemented, the Company will pay for the Executive's premiums (up to $700 per month) for


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disability coverage comparable to the coverage expected to be provided under the
Benefit Program.

               (e) RELOCATION EXPENSES. The Company shall pay all documented reasonable expenses incurred by the Executive in connection with the Executive's relocation to the greater metropolitan area of Atlanta, Georgia, including, without limitation, travel, moving, temporary housing, brokers' and attorney's fees, mortgage application fees and closing points and fees. The Company also shall reimburse the Executive for any loss (on a U.S. dollar, after tax basis) incurred by him from the sale of his present residence, with such payment to be made within 10 days of his presentation of a statement computing such loss in reasonable detail, it being understood that in computing the amount to be reimbursed, such computation shall give effect to federal, state and local income taxes payable by the Executive on such amount. It is further understood that in no event shall payments made to the Executive pursuant to the preceding sentence exceed $70,000 in the aggregate.

          4. OPTIONS. As of the Effective Date, the Executive shall be granted under the Company's 1995 Stock Option and Stock Award Plan non-qualified performance stock options to purchase such number of shares of the common stock of the Company equal to 1% of the then outstanding shares of common stock on a fully diluted basis. At such time as the Executive shall hold any shares of common stock of the Company or vested options to acquire such shares the Executive shall become a party to any shareholders agreement then in effect to which all of the Company's executive shareholders are a party.

          5.   COMPENSATION UPON TERMINATION, DEATH OR DURING DISABILITY.

               (a) If the Executive's employment is terminated by his disability or death, the Company shall pay to the Executive or his legal representative (i) any amounts due to the Executive under Section 3 through the date of his disability or death, including any expenses owed pursuant to Section 3 and amounts under any bonus or compensation plan or program of the Company, including the entire bonus guaranteed for 1996 pursuant to Section 3(b) hereof if such amount has not previously been paid and thereafter the bonus for 1997 pursuant to Section 3(b), pro-rated to the date of termination, with such amounts being paid within ten days following the date of the Executive's disability or death (or in the case of the bonus for 1997, as soon as practical after such amount can be determined) and (ii) any disability or death benefits provided under any Benefit Plan in accordance with their terms, and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.


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               (b)  If (A) the Company shall terminate the Executive's
employment for any reason, other than Cause (as defined herein) or due to his death or disability, or (B) the Executive shall terminate his employment for Good Reason; then

                    (i) the Company shall pay the Executive his full base salary through the date of termination at the rate then in effect and all other unpaid amounts, if any, to which the Executive is entitled as of the date of termination, including any amounts owed pursuant to Section 3 and amounts under any bonus or compensation plan or program of the Company, including the entire bonus guaranteed for 1996 pursuant to Section 3(b) hereof if such amount has not previously been paid and thereafter the bonus for 1997 pursuant to Section 3(b), pro-rated to the date of termination; and

                    (ii) in lieu of any further salary and bonus payments to the Executive for periods subsequent to the date of termination, the Company shall pay as liquidated damages to the Executive in equal monthly installments over a six-month period commencing on the termination date (or in the case of payments in respect of bonuses other than the bonus guaranteed for 1996, commencing as soon as such amount can be determined), a lump sum amount equal to the sum of
(a) one-half of the Executive's full annual base salary at the rate then in effect and (b) (1) if such termination occurs on or prior to December 31, 1996, the amount of the bonus guaranteed for 1996 pursuant to Section 3(b) hereof, and
(2) if such termination occurs after December 31, 1996, then the amount of the bonus payable for the year of such termination pursuant to Section 3(b) hereof, pro-rated to the date of termination; and

                    (iii) the Company shall continue the participation of the Executive for a period of six months in all medical, life and other employee "welfare" benefit plans and programs in which the Executive was entitled to participate immediately prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

               (c) If the Executive's employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full base salary through the date of termination at a rate



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then in effect and all other unpaid amounts, if any, to which the Executive is entitled as of the date of termination, but in no event shall the Company be obligated to make any payments to the Executive in respect of bonuses pursuant to Section 3(b).

               (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this
Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

               (e) The obligations of the Company to make payments and provide benefits under this Section 5 shall survive the termination of this Agreement.

               (f) For purposes of this Agreement, termination for "Cause" shall mean the termination of the Executive's employment for: (i) embezzlement, theft or other misappropriation of any property of the Company or any of its subsidiaries, (ii) gross or willful misconduct resulting in substantial loss to the Company or any of its subsidiaries or substantial damage to the reputation of the Company or any of its subsidiaries, (iii) any act involving moral turpitude which if the subject of a criminal proceeding could reasonably result in a conviction for a felony involving moral turpitude, fraud or misrepresentation, (iv) gross neglect of his assigned duties to the Company or any of its subsidiaries, (v) gross breach of his fiduciary obligations to the Company or any of its subsidiaries, or (vi) any chemical dependence which materially affects the performance of his duties and responsibilities to the Company or any of its subsidiaries; provided that in the case of the misconduct set out in such clauses (iv) or (vi) above, such misconduct shall continue for a period of 30 days following written notice thereof by the Company to the Executive. For purposes of this Agreement "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination of the Executive's employment by the Company for Cause: (i) a significant reduction in the authority, duty or responsibility of the Executive; or (ii) a reduction in base salary or level of participation in any bonus plan, the reduction or discontinuance of any incentive compensation plan or the taking of any action which materially adversely affects the Executive's participation in or benefits under any Benefit Program provided to the Executive; provided that the actions referred to in clause (ii) above (other than with respect to a reduction in base salary or level of participation in any bonus plan) shall not constitute "Good Reason" events if such actions are taken by the Company as



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part of an overall plan by the Company and made applicable to the Executive to the same extent as to all other senior executives of the Company.

          6. NON-COMPETE. The Executive covenants and agrees that, for a period of six months after employment with the Company terminates, he will not, within any jurisdiction or marketing area in which the Company or any of its Affiliates (as defined below) is doing business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, any business of the type and character engaged in and competitive with that being conducted by the Company or any of its Affiliates at the time of the termination of the Executive's employment; PROVIDED, HOWEVER, ownership of securities representing 2% or less of any class of securities of a public company shall in no event be a violation of this covenant. For the purposes of this Section, the term "Affiliate" shall mean, with respect to the Company, any person or entity which, directly or indirectly, owns or is owned by, or is under common ownership with, the Company. The term "own" (including, with correlative meanings, "owned by" and "under common ownership with") shall mean the ownership of 50% or more of the voting securities (or their equivalent) of a particular entity.

          7. CONFIDENTIAL INFORMATION. During the Term and thereafter, (a) the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order, subpoena, interrogatories, or similar demands or processes), and then only to the extent required after prompt notice to the Company of any such order, subpoena, interrogatories, or similar demand or process), directly or indirectly, other than in the ordinary course of business of the Company, any confidential information with respect to the operations or finances of the Company or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and (b) the Executive will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company; PROVIDED, HOWEVER, the Executive has no obligation, express or implied, to refrain from divulging, transmitting or otherwise disclosing to others any such information which is or hereafter shall become available to the public other than through disclosure by the Executive. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company, shall be and become the sole property of the Company, unless released in writing by the Company, and the Executive hereby assigns any and all rights therein or thereto to the Company.



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          During the Term and for a period of six months after employment with the Company terminates, the Executive shall not take any action to disparage or criticize to any third parties any of the services of the Company or to commit any other action that in any case materially injures or hinders the business relationships of the Company.

          All files, records, documents, memorandums, notes or other documents relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his duties under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of this Agreement for any reason whatsoever.

          8. BINDING AGREEMENT. This Agreement and all rights to the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

          9. NOTICE. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

          If to the Executive:

          2224 Prince John Blvd.
          Mississauga, Ontario L5K 2E9

          If to the Company:

          c/o McCown De Leeuw & Co.
          101 East 52nd Street
          New York, NY  10022



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or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          10. GENERAL PROVISIONS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

          11. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          13. ENTIRE AGREEMENT . This Agreement and the agreements described herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.


          If the foregoing accurately reflect our agreement, kindly execute where indicated below and return it to the undersigned.


                              Very truly yours,

                              OSI Holdings Corp.



                              By: /s/ DAVID B. KREISS
                                  ----------------------------
                                 Name:   David B. Kreiss
                                 Title:  Chief Executive Officer



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Agreed to and Accepted by:


  /s/ ALLEN M. CAPSUTO
---------------------------
Allen M. Capsuto
Date:  JANUARY 13, 1996
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